SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2003

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27596	94-3170244
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1021 Howard Avenue

San Carlos, CA 94070

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

Item 5.    Other Events

On October 30, Conceptus Inc. issued a press release announcing that the Company signed an exclusive co-promotion agreement with GYNECARE Worldwide division of ETHICON, INC., involving Conceptus’ Essure non-incisional permanent birth control procedure and the GYNECARE THERMACHOICE* Uterine Balloon Therapy System, a treatment for menorrhagia (heavy menstrual bleeding) in pre-menopausal women. Text of the press release follows:

SAN CARLOS, CA. (October 30, 2003) – Conceptus, Inc. (Nasdaq: CPTS) announced today the signing of an exclusive co-promotion agreement with GYNECARE Worldwide division of ETHICON, INC., involving Conceptus’ Essure non-incisional permanent birth control procedure and the GYNECARE THERMACHOICE* Uterine Balloon Therapy System, a treatment for menorrhagia (heavy menstrual bleeding) in pre-menopausal women.

A group of physician consultants specifically hired and trained by Conceptus will become preceptors in the Essure procedure. This group of physician preceptors will then train ThermaChoice physician users in the Essure procedure over a two-year period, commencing on the approval of a Conceptus PMA supplement. This is separate and in addition to the Conceptus sales and training team, who will continue to train additional physicians. The combined sales and training teams are expected to significantly increase the rate of physician training for Essure over this two-year period.

Conceptus will be required to file Supplements to its Pre Market Approval in order to obtain FDA approval for marketing and labeling claims regarding compatibility of the Essure and ThermaChoice device and treatment in the same patient. Conceptus will use the time until the FDA approval of these Supplements to train the GYNECARE sales team.

“We are delighted to be entering into this agreement with a world-renowned leader of healthcare products and services,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “This agreement allows us to bring to bear the highly regarded training infrastructure that the GYNECARE division has created to those physicians with patients whom can most benefit from the Essure procedure. Endometrial ablation to reduce heavy menstrual periods is a treatment option only advised for women who are finished with their childbearing. However, because pregnancy is still possible, women are advised to still use contraception. Offering physicians the option of combining the ThermaChoice and Essure treatments, both of which can be used in a minimally invasive procedure, on an outpatient basis, is a logical step with significant benefits to women.”

Mr. Sieczkarek further added, “This agreement provides us with the ability to substantially increase awareness and training to the Ob/Gyn community and is part of our commitment towards making Essure the clinical standard in permanent birth control.”

About ThermaChoice

ThermaChoice is a minimally invasive, outpatient treatment for menorrhagia due to benign causes in pre-menopausal women for whom childbearing is complete. The device uses heat to ablate the endometrial lining of the uterus during an 8-minute therapy cycle. The device is used in a procedure that can be performed under local anesthesia in less than 30 minutes.

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for more than 1 million procedures annually. Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Receipt of FDA approval of the PMA supplements referenced in this press release, the efficacy of and market demand for our product by itself or in conjunction with a ThermaChoice procedure, and the success of our alliance with Gynecare, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control such as decisions by regulatory authorities, effectiveness of marketing, training and distribution efforts with Gynecare, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2003 and June 30, 2003, and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC.
(Registrant)

By:	/s/ Glen K. Furuta
Glen K. Furuta
Vice President, Finance & Administration and Chief Financial Officer

Dated: November 4, 2003